Exhibit 10.51

POST-RETIREMENT BENEFITS AGREEMENT
This POST-RETIREMENT BENEFITS AGREEMENT (the “Agreement”) is made this 4th day of November, 2013, by and between Dollar Tree, Inc., on behalf of itself and its affiliated companies (collectively “Dollar Tree” or “Company”) and J. Douglas Perry (“Mr. Perry”).
WHEREAS, Mr. Perry has been actively involved in Dollar Tree’s business since its inception as a founder, stockholder, officer, and director; and
WHEREAS, Mr. Perry has retired from active employment with Dollar Tree but continues to serve as a director; and
WHEREAS, Dollar Tree desires to reward Mr. Perry for his past services by providing him with non-discretionary retirement benefits that do not depend upon future service to Dollar Tree.
NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Post-Retirement Benefits. In consideration of Mr. Perry’s past services to Dollar Tree, the Company hereby agrees to

a.
pay a post-retirement benefit to Mr. Perry in the gross amount of $30,000.00 per annum during his lifetime. Such amount shall be paid in equal quarterly installments or as otherwise agreed upon between the parties. Mr. Perry acknowledges that taxes including, without limitation, state and federal income taxes, social security and Medicare, shall be withheld from this amount to the extent required by law.

b.
permit Mr. Perry and his spouse to be fully eligible to participate in the group health insurance maintained by the Company, currently the Dollar Tree UnitedHealthcare Choice Plus Plan and any successor insurance coverage that may be offered by the Company from time to time, so long as Mr. Perry and/or his spouse pay the full cost of such insurance coverage on an after-tax basis. Notwithstanding the foregoing, in the event that providing Mr. Perry and his spouse continued eligibility under the Company's group health plan (the "continuation coverage") is determined to be discriminatory pursuant to Section 105(h) of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 2716 to the Public Health Service Act or to otherwise violate applicable law, then the parties shall use their best efforts to amend the Agreement such that the continuation coverage is not discriminatory or complies with applicable law.

2.	Termination. This Agreement may only be terminated by written agreement of Mr. Perry and Dollar Tree.

3.
Successors in Interest. This Agreement shall be binding upon and shall inure to the benefit of any and all successors and assigns of the Company. The rights and interests of Mr. Perry and his spouse under this Agreement are personal and not assignable.

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4.
Code Section 409A. All payments made and benefits provided under this Agreement are intended to comply with Code Section 409A and the regulations promulgated thereunder, and the provisions of this Agreement shall be interpreted and construed as necessary to comply with such intent. To the extent any provision of this Agreement does not comply with Code Section 409A, such provisions shall be deemed amended to comply.

5.
Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereto and specifically replaces the Consulting Agreement between the parties dated February 1, 2005. No amendment, modification, or supplement hereto shall be of any force or effect unless it is in writing and signed by all of the parties hereto. Mr. Perry’s spouse is an intended third party beneficiary of this Agreement.

WITNESS the following signatures and seals, effective as of the day and year first above written.

Dollar Tree, Inc.

/s/ Bob Sasser_______________________
By: _Bob Sasser ___________________
Its: _Chief Executive Officer__________

J. Douglas Perry

_/s/ J. Douglas Perry_________________

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